CERTIFICATE OF DESIGNATIONS

                                       of

                      SERIES B CONVERTIBLE PREFERRED STOCK

                                       of

                           PALATIN TECHNOLOGIES, INC.

                         Pursuant to Section 151 of the
                General Corporation Law of the State of Delaware


               PALATIN TECHNOLOGIES, INC., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), does hereby certify that, pursuant to the authority conferred on the Board of Directors of the Corporation by the Certificate of Incorporation, as amended to date (the "Certificate of Incorporation"), of the Corporation and in accordance with
Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors of the Corporation adopted the following resolution establishing a series of 18,875 shares of Preferred Stock of the Corporation designated as "Series B Convertible Preferred Stock":

               RESOLVED, that pursuant to the authority conferred on the Board of Directors of this Corporation by the Certificate of Incorporation, a series of Preferred Stock, par value $.01 per share, of the Corporation is hereby established and created, and that the designation and number of shares thereof and the voting and other powers, preferences and relative, participating, optional or other rights of the shares of such series and the qualifications, limitations and restrictions thereof are as follows:

                      Series B Convertible Preferred Stock

               Section 1. Designation, Amount and Par Value. The series of preferred stock shall be designated as Series B Convertible Preferred Stock (the "Preferred Stock") and the number of shares so designated shall be 18,875 (which shall not be subject to increase without the consent of the holders of the Preferred Stock (each, a "Holder")). Each share of Preferred Stock shall have a par value of $.01 per share and a stated value of $100 per share (the "Stated Value").

               Section 2.  Dividends and Certain Distributions.

        (a) Holders of Preferred Stock shall not be entitled to receive periodic dividends on the Preferred Stock.

        (b) So long as any Preferred Stock shall remain outstanding, neither the Company nor any subsidiary thereof shall redeem, purchase or otherwise acquire directly or indirectly any Junior Securities (as defined in Section 7), nor shall the Company directly or indirectly pay or declare any dividend or make any distribution (other than a dividend or distribution described in Section 5) upon, nor shall any distribution be made in respect of, any Junior Securities, nor shall any monies be set aside for or applied to the purchase or redemption (through a sinking fund or otherwise) of any Junior Securities or shares pari passu with the Preferred Stock, except for repurchases effected by the Company on the open market, pursuant to a direct stock purchase plan.

               Section 3. Voting Rights. Except as otherwise provided herein and as otherwise required by law, the Preferred Stock shall have no voting rights. However, so long as any shares of Preferred Stock are outstanding, the Company shall not and shall cause its subsidiaries not to, without the affirmative vote of the Holders of 66 2/3% of the shares of the Preferred Stock then outstanding,
(a) alter or change adversely the powers, preferences or rights given to the Preferred Stock, (b) alter or amend this Certificate of Designation, (c) authorize or create any class of stock ranking as to distribution of assets upon a Liquidation (as defined in Section 4) or as to dividends, voting rights or otherwise senior to the Preferred Stock, (d) amend its Certificate of Incorporation, bylaws or other charter documents so as to affect adversely any rights of any Holders, (e) increase the authorized number of shares of Preferred Stock, or (f) enter into any agreement with respect to the foregoing.

               Section 4. Liquidation. Upon any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary (a "Liquidation"), the Holders shall be entitled to receive out of the assets of the Company, whether such assets are capital or surplus, for each share of Preferred Stock an amount equal to the Stated Value before any distribution or payment shall be made to the holders of any Junior Securities, and if the assets of the Company shall be insufficient to pay in full such amounts, then the entire assets to be distributed to the Holders of Preferred Stock shall be distributed among the Holders of Preferred Stock ratably in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full. A sale, conveyance or disposition of all or substantially all of the assets of the Company or the effectuation by the Company of a transaction or series of related transactions in which more than 50% of the voting power of the Company is disposed of, or a consolidation or merger of the Company with or into any other company or companies shall not be treated as a Liquidation, but instead shall be subject to the provisions of Section 5. The Company shall mail written notice of any such Liquidation, not less than 45 days prior to the payment date stated therein, to each record Holder of Preferred Stock.

               Section 5.    Conversion.

        (a)(i) Each share of Preferred Stock shall be convertible into shares of Common Stock (subject to reduction pursuant to Section 5(a)(ii) hereof and Section 4.8 of the Purchase Agreement) at the Conversion Ratio (as defined in
Section 7) at the option of the Holder in whole or in part at any time after the Original Issue Date (as defined in Section 7). The Holders shall effect conversions by surrendering the certificate or certificates representing the shares of Preferred Stock to be converted to the Company, together with the form of conversion notice attached hereto as Exhibit A (a "Conversion Notice"). Each Conversion Notice shall specify the number of shares of Preferred Stock to be converted and the date on which such conversion is to be effected, which date may not be prior to the date the Holder delivers such Conversion Notice by facsimile (the "Conversion Date"). If no Conversion Date is specified in a Conversion Notice, the Conversion Date shall be the date that the Conversion Notice is deemed delivered pursuant to Section 5(h). Subject to Sections 5(b) and 5(a)(ii) hereof, each Conversion Notice, once given, shall be irrevocable. If the Holder is converting less than all shares of Preferred Stock represented by the certificate or certificates tendered by the Holder with the Conversion Notice, or if a conversion hereunder cannot be effected in full for any reason, the Company shall promptly deliver to such Holder (in the manner and within the time set forth in Section 5(b)) a certificate for such number of shares as have not been converted.

        (ii) If on any Conversion Date (A) the Common Stock is listed for trading on the Nasdaq National Market or the Nasdaq SmallCap Market, (B) the Conversion Price then in effect is such that the aggregate number of shares of Common Stock that would then be issuable upon conversion in full of all then outstanding shares of Preferred Stock, together with any shares of the Common Stock previously issued upon conversion of the shares of Preferred Stock, would equal or exceed 20% of the number of shares of the Common Stock outstanding on the Original Issue Date (such number of shares as would not equal or exceed such 20% limit, the "Issuable Maximum"), and (C) the Company shall not have previously obtained the vote of stockholders (the "Shareholder Approval"), if any, as may be required by the rules and regulations of The Nasdaq Stock Market (or any successor association) applicable to approve the issuance of Common Stock in excess of the Issuable Maximum in a private placement whereby shares of Common Stock are deemed to have been issued at a price that is less than the greater of book or fair market value of the Common Stock, then the Company shall issue to the Holder so requesting a conversion a number of shares of Common Stock equal to the Issuable Maximum and, with respect to the remainder of the aggregate Stated Value of the shares of Preferred Stock then held by such Holder for which a conversion in accordance with the Conversion Price would result in an issuance of Common Stock in excess of the Issuable Maximum, the Company shall use its best efforts to obtain the Shareholder Approval applicable to such issuance as soon as is possible, but in any event not later than the 60th day after such request.

        (b) (i) Not later than three (3) Trading Days after any Conversion Date, the Company will deliver to the Holder (i) a certificate or certificates which shall be free of restrictive legends and trading restrictions (other than those required by Section 4.1(b) of the Purchase Agreement) representing the number of shares of Common Stock being acquired upon the conversion of shares of Preferred Stock (subject to reduction pursuant to Section 5(a)(ii) hereof and Section 4.8 of the Purchase Agreement) and (ii) one or more certificates representing the number of shares of Preferred Stock tendered for conversion that were not requested to be converted (or that the Company is prohibited from converting); provided, however, that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon conversion of any shares of Preferred Stock until certificates evidencing such shares of Preferred Stock are either delivered for conversion to the Company or any transfer agent for the Preferred Stock or Common Stock, or the Holder of such Preferred Stock notifies the Company that such certificates have been lost, stolen or destroyed and provides a bond (or other adequate security) reasonably satisfactory to the Company to indemnify the Company from any loss incurred by it in connection therewith. The Company shall, upon request of the Holder, if available, use its best efforts to deliver any certificate or certificates required to be delivered by the Company under this Section electronically through the Depository Trust Corporation or another established clearing corporation performing similar functions. If in the case of any Conversion Notice such certificate or certificates are not delivered to or as directed by the applicable Holder by the third Trading Day after the Conversion Date, the Holder shall be entitled by written notice to the Company at any time on or before its receipt of such certificate or certificates thereafter, to rescind such conversion, in which event the Company shall immediately return the certificates representing the shares of Preferred Stock tendered for conversion, (such recission shall be in addition to, and not in lieu of, the rights set forth elsewhere herein).

        (c) (i) The conversion price for each share of Preferred Stock (the "Conversion Price") in effect on any Conversion Date shall be $5.50; provided, that, if the Reset Price (as defined in Section 7) is less than $6.05, then the Conversion Price shall be reduced to the greater of (A) the Reset Price divided by 1.1 and (B) $2.75 ($5.50 as so reset, the "Initial Conversion Price"); provided, however, that, (a) if the Underlying Securities Registration Statement is not filed on or prior to the Filing Date (as defined in the Registration Rights Agreement) (for purposes hereof, in the event the Company files such Underlying Securities Registration Statement without complying with the provisions of Section 3(a) of the Registration Rights Agreement, such filing shall not be deemed to have occurred), or (b) if the Company fails to file with the Commission a request for acceleration in accordance with Rule 12d1-2 promulgated under the Exchange Act within five (5) days of the date that the Company is notified (orally or in writing, whichever is earlier) by the Commission that an Underlying Securities Registration Statement will not be "reviewed" or not subject to further review, or (c) if the Underlying Securities Registration Statement is not declared effective by the Commission on or prior to the 120th day after the Original Issue Date, or (d) if such Underlying Securities Registration Statement is filed with and declared effective by the Commission but thereafter ceases to be effective as to all Registrable Securities (as such term is defined in the Registration Rights Agreement) at any time prior to the expiration of the "Effectiveness Period" (as such term is defined in the Registration Rights Agreement), without being succeeded within 10 Trading Days by a subsequent Underlying Securities Registration Statement filed with and declared effective by the Commission, or (e) if the conversion rights of the Holders are suspended for any reason, or if a Holder is not permitted to resell Registrable Securities under an Underlying Securities Registration Statement, or (f) if the Company is required to convene a stockholders meeting pursuant to Section 5(a)(ii) and fails to convene such meeting within the time period specified in such Section or does so convene such a meeting within such time period but fails to obtain Shareholder Approval at such meeting, or (g) if an amendment to the Underlying Securities Registration Statement is not filed by the Company with the Commission within ten (10) days of the Commission's notifying the

Company that such amendment is required in order for the Underlying Securities Registration Statement to be declared effective, or (h) if the Company fails to comply with requests for conversion of any Preferred Stock into shares of Common Stock in accordance with the terms hereof (any such failure or breach being referred to as an "Event" and for purposes of clauses (a), (c), (e), (f) and (h) the date on which such Event occurs, or for purposes of clause (b) the date on which such five (5) day period is exceeded, or for purposes of clauses (d) and
(g) the date which such 10 Trading Day-period is exceeded, being referred to as "Event Date"), then each Holder shall have the right, exercisable by notice to the Company (an "Initial Reduced Conversion Notice"), to decrease the Conversion Price by 1.5% as of the Event Date, and by an additional 2.5% (on a cumulative basis) as of each monthly anniversary of such Event Date until the Event at issue has been cured. The Holder can discontinue and recontinue such election as to subsequent periods by notice to the Company to such effect. Any decrease in the Conversion Price pursuant to this Section shall continue notwithstanding the fact that the Event causing such decrease has been subsequently cured. If the Common Stock shall fail to be listed on, or be suspended from trading from, the Nasdaq National Market or Nasdaq SmallCap Market for three (3) Trading Days (which need not be consecutive Trading Days), then each Holder shall have the right, exercisable by notice to the Company (the "Subsequent Reduced Conversion Price Notice"), to discount the Conversion Price by 25% (which discount shall be cumulative with any other discounts herein provided). For purposes hereof, shares of Preferred Stock for which a conversion has been requested in accordance with the terms hereof shall be deemed to be outstanding and held by the converting holder if such Event, delisting or suspension (as the case may be) occurs on or prior to the date that the Holder receives the Underlying Shares from the Company in respect thereof.

        (ii) If the Company, at any time while any shares of Preferred Stock are outstanding, shall (a) pay a stock dividend or otherwise make a distribution or distributions on shares of its Junior Securities or pari passu securities payable in shares of Common Stock, (b) subdivide outstanding shares of Common Stock into a larger number of shares, (c) combine outstanding shares of Common Stock into a smaller number of shares, or (d) issue by reclassification of shares of Common Stock any shares of capital stock of the Company, the Initial Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock outstanding before such event and of which the denominator shall be the number of shares of Common Stock outstanding after such event. Any adjustment made pursuant to this Section 5(c)(ii) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

        (iii) If the Company, at any time while any shares of Preferred Stock are outstanding, shall issue rights or warrants to all holders of Common Stock entitling them to subscribe for or purchase shares of Common Stock at a price per share less than the Per Share Market Value of the Common Stock at the record date mentioned below, the Initial Conversion Price shall be multiplied by a fraction, of which the denominator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding on the date of issuance of such rights or warrants plus the number of additional shares of Common Stock offered for subscription or purchase, and of which the numerator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding on the date of issuance of such rights or warrants plus the number of shares which the aggregate offering price of the total number of shares so offered would purchase at such Per Share Market Value. Such adjustment shall be made whenever such rights or warrants are issued, and shall become effective immediately after the record date for the determination of stockholders entitled to receive such rights or warrants. However, upon the expiration of any right or warrant to purchase Common Stock the issuance of which resulted in an adjustment in the Initial Conversion Price pursuant to this
Section 5(c)(iii), if any such right or warrant shall expire and shall not have been exercised, the Initial Conversion Price shall immediately upon such expiration be recomputed and effective immediately upon such expiration be increased to the price which it would have been (but reflecting any other adjustments in the Initial Conversion Price made pursuant to the provisions of this Section 5 after the issuance of such rights or warrants) had the adjustment of the Initial Conversion Price made upon the issuance of such rights or warrants been made on the basis of offering for subscription or purchase only that number of shares of Common Stock actually purchased upon the exercise of such rights or warrants actually exercised.

        (iv) If the Company, at any time while shares of Preferred Stock are outstanding, shall distribute to all holders of Common Stock (and not to Holders of Preferred Stock) evidences of its indebtedness or assets or rights or warrants to subscribe for or purchase any security (excluding those referred to in Sections 5(c)(ii) and (iii) above), then in each such case the Conversion Price at which each share of Preferred Stock shall thereafter be convertible shall be determined by multiplying the Conversion Price in effect immediately prior to the record date fixed for determination of stockholders entitled to receive such distribution by a fraction of which the denominator shall be the Per Share Market Value of Common Stock determined as of the record date mentioned above, and of which the numerator shall be such Per Share Market Value of the Common Stock on such record date less the then fair market value at such record date of the portion of such assets or evidence of indebtedness so distributed applicable to one outstanding share of Common Stock as determined by the Board of Directors in good faith; provided, however, that in the event of a distribution exceeding ten percent (10%) of the net assets of the Company, if the Holders of a majority in interest of the Preferred Stock dispute such valuation, such fair market value shall be determined by a nationally recognized or major regional investment banking firm or firm of independent certified public accountants of recognized standing (which may be the firm that regularly examines the financial statements of the Company) (an "Appraiser") selected in good faith by the Holders of a majority in interest of the shares of Preferred Stock then outstanding; and provided, further, that the Company, after receipt of the determination by such Appraiser shall have the right to select an additional Appraiser, in good faith, in which case the fair market value shall be equal to the average of the determinations by each such Appraiser. In either case the adjustments shall be described in a statement provided to the Holders of Preferred Stock of the portion of assets or evidences of indebtedness so distributed or such subscription rights applicable to one share of Common Stock. Such adjustment shall be made whenever any such distribution is made and shall become effective immediately after the record date mentioned above.

        (v) All calculations under this Section 5 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be.

        (vi) Whenever the Conversion Price is adjusted pursuant to Section 5(c)(i),(ii),(iii) or (iv), the Company shall promptly mail to each Holder of Preferred Stock, a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

        (vii) A. In case of any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is converted into cash or property, the Holders of the Preferred Stock then outstanding shall have the right thereafter to convert such shares only into the shares of stock and other securities, cash and property receivable upon or deemed to be held by holders of Common Stock following such reclassification or share exchange, and the Holders of the Preferred Stock shall be entitled upon such event to receive such amount of securities, cash or property as the shares of the Common Stock of the Company into which such shares of Preferred Stock could have been converted immediately prior to such reclassification or share exchange would have been entitled.

        B. In the case of any consolidation or merger of the Company with or into another Person pursuant to which the Company will not be the surviving entity, any sale of all or substantially all of the assets of the Company, or any sale or transfer or compulsory share exchange pursuant to which the Common Stock is converted into securities of an entity other than the Company, each Holder of Preferred Stock then outstanding shall have the option to either (1) convert their shares of Preferred Stock into shares of Common Stock pursuant to the terms hereof prior to the effective date of such transaction, or (2) subject to the liquidation rights of the Company's Series A Convertible Preferred Stock, be issued shares of convertible preferred stock or convertible debentures of the Person with which such consolidation, merger, sale, transfer or share exchange takes place, which newly issued shares or debentures (as the case may be) shall have terms substantially similar in all material respects to the terms of the Preferred Stock (including with respect to conversion) and shall be entitled to all of the rights and privileges of a Holder set forth in this Certificate of Designation, the Registration Rights Agreement and the Purchase Agreement (including, without limitation, as such rights relate to the acquisition, transferability, registration and listing of the freely tradeable securities issuable upon a conversion or exchange thereof). Simultaneously with such issuance of such convertible preferred stock or convertible debentures, the Holders of Preferred Stock shall have the right to convert such shares of preferred stock only into shares of stock and other securities, cash and property receivable upon or deemed to be held by holders of Common Stock following such consolidation, merger, sale, transfer or exchange. In the case of clause (2) of the immediately preceding sentence, the conversion price for such newly issued shares or debentures (as the case may be) shall be based upon the amount of securities, cash or property that each share of Common Stock would receive in such transaction and the Conversion Price stated herein. The terms of any such reclassification, consolidation, merger, sale or exchange under this Section shall include such terms so as to continue to give the Holders the right to receive the securities, cash or property set forth in this Section upon any conversion or redemption following such reclassification, consolidation, merger, sale, transfer or exchange. This provision shall similarly apply to successive reclassifications, consolidations, mergers, sales, transfers or share exchanges.

        (viii) If:

                A. the Company shall declare a dividend (or any other distribution) on its Common Stock; or

                B. the Company shall declare a special nonrecurring cash dividend on or a redemption of its Common Stock; or

                C. the Company shall authorize the granting to all holders of the Common Stock rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights; or

                D. the approval of any stockholders of the Company shall be required in connection with any reclassification of the Common Stock of the Company, any consolidation or merger to which the Company is a party, any sale or transfer of all or substantially all of the assets of the Company, of any compulsory share of exchange whereby the Common Stock is converted into other securities, cash or property; or

                E. the Company shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company;

then the Company shall cause to be filed at each office or agency maintained for the purpose of conversion of Preferred Stock, and shall cause to be mailed to the Holders of Preferred Stock at their last addresses as they shall appear upon the stock books of the Company, at least 20 calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange; provided, however, that the failure to mail such notice or any defect therein or in the mailing thereof shall not affect the validity of the corporate action required to be specified in such notice. Holders are entitled to convert shares of Preferred Stock during the 20-day period commencing the date of such notice to the effective date of the event triggering such notice.

        (ix) If the Company (i) makes a public announcement that it intends to enter into a Change of Control Transaction or (ii) any person, group or entity (including the Company, but excluding a Holder or any affiliate of a Holder) publicly announces a bona fide tender offer, exchange offer or other transaction to purchase 50% or more of the Common Stock (such announcement being referred to herein as a "Major Announcement" and the date on which a Major Announcement is made, the "Announcement Date"), then, in the event that a Holder seeks to convert shares of Preferred Stock on or following the Announcement Date, the Conversion Price shall, effective upon the Announcement Date and continuing through the earlier to occur of the consummation of the proposed transaction or tender offer, exchange offer or other transaction and the Abandonment Date (as defined below), be equal to the lower of (x) the average Per Share Market Value on the five Trading Days immediately preceding (but not including) the Announcement Date and (y) the Conversion Price in effect on the Conversion Date for such Preferred Stock. "Abandonment Date" means with respect to any proposed transaction or tender offer, exchange offer or other transaction for which a public announcement as contemplated by this paragraph has been made, the date upon which the Company (in the case of clause (i) above) or the person, group or entity (in the case of clause (ii) above) publicly announces the termination or abandonment of the proposed transaction or tender offer, exchange offer or another transaction which caused this paragraph to become operative.

        (d) The Company covenants that it will at all times reserve and keep available out of its authorized and unissued Common Stock solely for the purpose of issuance upon conversion of Preferred Stock free from preemptive rights or any other actual contingent purchase rights of persons other than the Holders of Preferred Stock, not less than such number of shares of Common Stock as shall (subject to any additional requirements of the Company as to reservation of such shares set forth in the Purchase Agreement) be issuable (taking into account the adjustments and restrictions of Section 5(a) and Section 5(c)) upon the conversion of all outstanding shares of Preferred Stock. The Company covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly and validly authorized, issued and fully paid, nonassessable and freely tradeable, subject to the legend requirements of Section 4.1(b) of the Purchase Agreement.

        (e) Upon a conversion hereunder the Company shall not be required to issue stock certificates representing fractions of shares of Common Stock, but must make a cash payment in respect of any final fraction of a share based on the Per Share Market Value at such time.

        (f) The issuance of certificates for shares of Common Stock on conversion of Preferred Stock shall be made without charge to the Holders thereof for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificate, provided that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the Holder of such shares of Preferred Stock so converted and the Company shall not be required to issue or deliver such certificates unless or until the person or persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

        (g) Shares of Preferred Stock converted into Common Stock shall be canceled and shall have the status of authorized but unissued shares of undesignated stock.

        (h) Any and all notices or other communications or deliveries to be provided by the Holders of the Preferred Stock hereunder, including, without limitation, any Conversion Notice, shall be in writing and delivered personally, by facsimile or sent by a nationally recognized overnight courier service, addressed to the attention of the Chief Executive Officer of the Company at the facsimile telephone number or address of the principal place of business of the Company as set forth in the Purchase Agreement. Any and all notices or other communications or deliveries to be provided by the Company hereunder shall be in writing and delivered personally, by facsimile or sent by a nationally recognized overnight courier service, addressed to each Holder of Preferred Stock at the facsimile telephone number or address of such Holder appearing on the books of the Company, or if no such facsimile telephone number or address appears, at the principal place of business of the Holder. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section prior to 8:00 p.m. (Eastern Standard Time), (ii) the date after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section later than 8:00 p.m. (Eastern Standard Time) on any date and earlier than 11:59 p.m. (Eastern Standard Time) on such date, (iii) upon receipt, if sent by a nationally recognized overnight courier service, or
(iv) upon actual receipt by the party to whom such notice is required to be given.

               Section 6.    Redemption at Option of Company.

        (a) The Company shall have the right, exercisable at any time upon 20 Trading Days notice (an "Optional Redemption Notice") to the Holders of the Preferred Stock given at any time after the Original Issue Date to redeem all or any portion of the shares of Preferred Stock which have not previously been converted or redeemed, at a price equal to the Optional Redemption Price (as defined below). The entire Optional Redemption Price shall be paid in cash. Holders of Preferred Stock may convert (and the Company shall honor such conversions in accordance with the terms hereof) any shares of Preferred Stock, including shares subject to an Optional Redemption Notice, during the period from the date thereof through the 20th Trading Day after the receipt of an Optional Redemption Notice.

        (b) If any portion of the Optional Redemption Price shall not be paid by the Company within seven (7) calendar days after the 20th Trading Day after the delivery of an Optional Redemption Notice, interest shall accrue thereon at the rate of 15% per annum until the Optional Redemption Price plus all such interest is paid in full (any such amount shall be paid as liquidated damages and not as a penalty). In addition, if any portion of the Optional Redemption Price remains unpaid for more than seven (7) calendar days after the date due, the Holder of the Preferred Stock subject to such redemption may elect, by written notice to the Company given at any time thereafter, to either (i) demand conversion in accordance with the formula and the time frame therefor set forth herein of all or any portion of the shares of Preferred Stock for which such Optional Redemption Price, plus accrued liquidated damages thereof, has not been paid in full (the "Unpaid Redemption Shares"), in which event the Per Share Market Value for such shares shall be the lower of the Per Share Market Value calculated on the date the Optional Redemption Price was originally due and the Per Share Market Value as of the Holder's written demand for conversion, or (ii) invalidate ab initio such redemption, notwithstanding anything herein contained to the contrary. If the Holder elects option (i) above, the Company shall within three (3) Trading Days of its receipt of such election deliver to the Holder the shares of Common Stock issuable upon conversion of the Unpaid Redemption Shares subject to such Holder conversion demand and otherwise perform its obligations hereunder with respect thereto; or, if the Holder elects option (ii) above, the Company shall promptly, and in any event not later than three (3) Trading Days from receipt of Holder's notice of such election, return to the Holder all of the Unpaid Redemption Shares.

        (c) The "Optional Redemption Price" shall equal the sum of (i) the product of (A) the number of shares of Preferred Stock to be redeemed and (B) the product of (1) the average Per Share Market Value for the five (5) Trading Days immediately preceding (x) the date of the Optional Redemption Notice or (y) the date of payment in full by the Company of the Optional Redemption Price, whichever is greater, and (2) the Conversion Ratio calculated on the date of the Optional Redemption Notice, and (ii) all other amounts, costs, expenses and liquidated damages due in respect of such shares of Preferred Stock.

                Section 7. Definitions. For the purposes hereof, the following terms shall have the following meanings:

        "Commission" means the Securities and Exchange Commission.

        "Common Stock" means the Company's common stock, $.01 par value, and stock of any other class into which such shares may hereafter have been reclassified or changed.

        "Conversion Ratio" means, at any time, a fraction, of which the numerator is Stated Value and of which the denominator is the Conversion Price at such time.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended.

        "Junior Securities" means the Common Stock and all other equity securities of the Company, other than the Company's Series A Convertible Preferred Stock and Series C Convertible Preferred Stock (provided it is issued in a financing contemplated in Section 6(b) to the Registration Rights Agreement) or any other security that the Holders consent to be pari passu with the Preferred Stock.

        "Original Issue Date" shall mean the date of the first issuance of any shares of the Preferred Stock regardless of the number of transfers of any particular shares of Preferred Stock and regardless of the number of certificates which may be issued to evidence such Preferred Stock.

        "Per Share Market Value" means on any particular date (a) the closing bid price per share of the Common Stock on such date on the Nasdaq National Market or Nasdaq SmallCap Market or any other stock exchange or quotation system on which the Common Stock is then listed or if there is no such price on such date, then the closing bid price on such exchange or quotation system on the date nearest preceding such date, or (b) if the Common Stock is not listed then on the Nasdaq National Market or Nasdaq SmallCap Market or any stock exchange or quotation system, the closing bid price for a share of Common Stock in the over-the-counter market, as reported by the National Quotation Bureau Incorporated or similar organization or agency succeeding to its functions of reporting prices) at the close of business on such date, or (c) if the Common Stock is not then reported by the National Quotation Bureau Incorporated (or similar organization or agency succeeding to its functions of reporting prices), then the average of the "Pink Sheet" quotes for the relevant conversion period, as determined in good faith by the Holder, or (d) if the Common Stock is not then publicly traded the fair market value of a share of Common Stock as determined by an Appraiser selected in good faith by the Holders of a majority in interest of the shares of the Preferred Stock; provided, however, that the Company, after receipt of the determination by such Appraiser, shall have the right to select an additional Appraiser, in which case, the fair market value shall be equal to the average of the determinations by each such Appraiser; and provided, further that all determinations of the Per Share Market Value shall be appropriately adjusted for any stock dividends, stock splits or other similar transactions during such period.

        "Person"   means  a   corporation,   an   association,   a  partnership,
organization, a business, an individual, a government or political subdivision thereof or a governmental agency.

        "Purchase Agreement" means the Convertible Preferred Stock Purchase Agreement, dated as of the Original Issue Date, among the Company and the original Holder of the Preferred Stock.

        "Registration Rights Agreement" means the Registration Rights Agreement, dated as of the Original Issue Date, by and among the Company and the original Holder of the Preferred Stock.

        "Reset Price" means the average of Per Share Market Value for the 30 consecutive Trading Days immediately preceding the 120th day after the Original Issue Date.

        "Securities Act" means the Securities Act of 1933, as amended.

        "Trading Day" means (a) a day on which the Common Stock is traded on the Nasdaq National Market or Nasdaq SmallCap Market or other stock exchange or market on which the Common Stock has been listed, or (b) if the Common Stock is not listed on the Nasdaq SmallCap Market or any stock exchange or market, a day on which the Common Stock is traded in the over-the-counter market, as reported by the OTC Bulletin Board, or (c) if the Common Stock is not quoted on the OTC Bulletin Board, a day on which the Common Stock is quoted in the over-the-counter market as reported by the National Quotation Bureau Incorporated (or any similar organization or agency succeeding its functions of reporting prices); provided, however, that in the event that the Common Stock is not listed or quoted as set forth in (a), (b) and (c) hereof, then Trading Day shall mean any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in the State of New York are authorized or required by law or other government action to close.

        "Underlying Securities Registration Statement" means a registration statement under the Securities Act prepared by the Company and filed with the Commission in accordance with the Registration Rights Agreement, covering the resale of the Underlying Shares and naming the Holders as "selling stockholders" thereunder.

        "Underlying Shares" means shares of Common Stock into which the Preferred Stock are convertible in accordance with the terms hereof.








                  [Remainder of page left blank intentionally]

        IN WITNESS WHEREOF, the Company has caused this certificate to be signed on its behalf by Edward J. Quilty, its Chairman and Chief Executive Officer, this 27th day of April, 1998.

                              The Company:

                              PALATIN TECHNOLOGIES, INC.




                             By:     /s/Edward  J.  Quilty
                                    ------------------------
                             Name:  Edward  J. Quilty
                             Title: Chairman   and   Chief Executive Officer


ATTEST


/s/ Stephen Wills
-----------------
Stephen Wills
Assistant Secretary

                                    EXHIBIT A

                              NOTICE OF CONVERSION

(To be Executed by the Registered Holder in order to Convert shares of Preferred Stock)

The undersigned hereby elects to convert the number of shares of Series B Convertible Preferred Stock indicated below, into shares of Common Stock, $.01 par value (the "Common Stock"), of Palatin Technologies, Inc. (the "Company") according to the conditions hereof, as of the date written below. If shares are to be issued in the name of a person other than undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as reasonably requested by the Company in accordance therewith. No fee will be charged to the Holder for any conversion, except for such transfer taxes, if any.

Conversion calculations:


                                _________________________________________
                                Date to Effect Conversion

                                _________________________________________
                                Number of shares of Preferred Stock to be Converted

                                _________________________________________
                                Number of shares of Common Stock to be Issued

                                _________________________________________
                                Applicable Conversion Price

                                _________________________________________
                                Signature

                                _________________________________________
                                Name

                                _________________________________________
                                Address